SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           NEOMEDIA TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                           WILLIAM E. FRITZ, SECRETARY
                    -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      5)  Total Fee Paid:

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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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


                           NEOMEDIA TECHNOLOGIES, INC.
                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901

                               ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 29, 1998
                               ----------------
To Our Stockholders:

   The 1998 annual meeting of the stockholders of NeoMedia Technologies, Inc. will be held at the office of the Company, 2201 Second Street, Suite 600, Fort Myers, Florida 33901, on Wednesday, July 29, 1998, beginning at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

   1.To elect eight directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

   2.To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Corporation for the year ending December 31, 1998 (Item No. 2 on proxy card); and

   3.To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


   Only stockholders of record of NeoMedia at the close of business on June 18, 1998 are entitled to receive notice of and to vote at the annual meeting, or any postponement or adjournment thereof.

  PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF NEOMEDIA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF NEOMEDIA STOCK TO GAIN ADMISSION TO THE MEETING.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ WILLIAM E. FRITZ
                                        --------------------
                                        William E. Fritz
                                        SECRETARY


July 8, 1998
Fort Myers, Florida


                             YOUR VOTE IS IMPORTANT


WE HOPE YOU WILL ATTEND THE STOCKHOLDERS' MEETING. IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES, SINCE IT IS IMPORTANT THAT AS MANY SHARES AS POSSIBLE BE REPRESENTED AT THE ANNUAL MEETING. PLEASE DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT HAS BEEN VOTED.

                               PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS OF
                           NEOMEDIA TECHNOLOGIES, INC.
                           TO BE HELD ON JULY 29, 1998


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----

General ...................................................................   1
Proposal One--Election of Directors .......................................   2
 Information Concerning Nominees ..........................................   2
 Recommendation of the Board of Directors .................................   4
 Stock Ownership of Directors and Executive Officers and Others ...........   4
 Significant Employees Other Than Nominees ................................   6
 Committees of the Board of Directors .....................................   6
 Compensation of Directors ................................................   6
Proposal Two--Ratification of Appointment of Independent Auditors .........   7
Executive Compensation ....................................................   7
 Summary Compensation Table ...............................................   7
 Incentive Plan for Management ............................................   8
 Option/Warrant Grants in 1997 ............................................   9
 Aggregate Options/SAR Exercises in 1997 and
   1997 Year-End Option/SAR Values ........................................   9
 Employment Agreements ....................................................   9
 Related Party Transactions ...............................................  10
 Section 16(a) Beneficial Ownership Reporting Compliance ..................  12
Stockholder Proposals for the 1999 Annual Meeting of Stockholders .........  13
Other Matters to be Acted Upon at the Annual Meeting ......................  13

                           NEOMEDIA TECHNOLOGIES, INC.
                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD AT 9:30 A.M., JULY 29, 1998

                                     GENERAL

     SOLICITATION OF PROXIES. This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Stockholders Meeting (the "Annual Meeting") of NeoMedia Technologies, Inc. ("NeoMedia"), a Delaware corporation, to be held at the principal executive offices of NeoMedia, 2201 Second Street, Suite 600, Fort Myers, Florida 33901, on Wednesday, July 29, 1998, beginning at 9:30 a.m., and at any postponements or adjournments thereof, for the purposes set forth herein. This proxy statement, the enclosed proxy and a copy of NeoMedia's Annual Report to Stockholders for the fiscal year ended December 31, 1997, are first being mailed on or about July 8, 1998, to stockholders of record.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of NeoMedia.

     COSTS OF SOLICITATION. The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by NeoMedia. NeoMedia does not intend to solicit proxies otherwise than by use of the mail, but certain officers, directors and employees of NeoMedia, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies.

     STOCKHOLDERS ENTITLED TO VOTE AND OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on June 18, 1998 are entitled to notice of the Annual Meeting and to vote the shares of common stock of NeoMedia held by them on that date at the meeting or any postponements or adjournments thereof. Each outstanding share is entitled to one vote on each matter to be voted upon. As of June 15, 1998, there were 8,639,272 shares of NeoMedia's common stock issued and outstanding.

     QUORUM AND VOTE REQUIRED FOR APPROVAL. One-third of the outstanding shares are required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and to ratify the appointment of auditors. Votes may be cast by a stockholder in favor of the nominees or withheld. Votes may be cast by a stockholder in favor of or against the ratification of appointment of independent auditors or a stockholder may elect to abstain. Abstentions and withheld votes will be counted for purposes of determining if a quorum is present and will have the same effect as votes against each matter. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining a quorum, and are shares not entitled to be voted and therefore will not be counted for purposes of determining the total number of votes on any matter considered at the meeting.

     VOTING AND REVOKING YOUR PROXY. A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by giving the Secretary of NeoMedia written notice of revocation by submitting a later-dated proxy or by attending the annual meeting in person and requesting that the powers of the holders of such person's proxy be suspended. Without such request, a proxy previously granted will not be revoked. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If no choices are specified, properly executed proxies received prior to being voted will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" the appointment of KPMG Peat Marwick LLP as NeoMedia's auditors.

                       PROPOSAL ONE--ELECTION OF DIRECTORS

     The annual election of NeoMedia's Board of Directors will take place at the Annual Meeting. The Board proposes that each of the nominees described below be elected to the Board. Each of the eight nominees, if elected, will serve on the Board until their successors have been duly elected and qualified. Except for Mr. Lopiano, all of the nominees are currently serving as directors of NeoMedia. If, for any reason, a nominee is unable to serve, the Board may designate a substitute nominee and, if this occurs, the persons named in the enclosed proxy may vote proxies that would otherwise be voted for all the named nominees for the election of such substitute nominee or nominees unless the Board, in its discretion, reduces the number of directors. The Board has no reason to believe that any of the nominees named below will be unable to serve.


                         INFORMATION CONCERNING NOMINEES

     The following is information concerning nominees for election as directors of NeoMedia. Seven of such persons are presently directors of NeoMedia.

     CHARLES W. FRITZ, age 41, is a founder of NeoMedia and has served as its President and a Director since its inception, and as Chief Executive Officer and Chairman of the Board of Directors since August 6, 1996. Mr. Fritz is currently a member of the Compensation Committee. Prior to founding NeoMedia, Mr. Fritz was an Account Executive with IBM Corporation from 1986 to 1988, Director of Marketing and Strategic Alliances for the Information Consulting Group from 1988-1989, and a Consultant for McKinsey & Company. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a Director of NeoMedia, and its Secretary.

     WILLIAM E. FRITZ, age 67, is a founder of NeoMedia and has served as Secretary and Director since its inception. He also served as Treasurer of NeoMedia from its inception until May 1, 1996. Mr. Fritz, who has over thirty-two years in establishing and operating privately owned companies, currently is, and for at least the past ten years has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's President, Chief Executive Officer and Chairman of the Board.

     CHARLES T. JENSEN, age 54, has been Chief Financial Officer, Treasurer and Vice President of NeoMedia since May 1, 1996. He has been a Director since August 6, 1996. Mr. Jensen currently is a member of the Compensation Committee and of the Audit Committee. Prior to joining NeoMedia in November, 1995, Mr. Jensen, who has over 27 years of audit, finance and business experience, including audit experience with Price Waterhouse & Co., was Chief Financial Officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products from December, 1994 to October, 1995, and at Viking Range Corporation, a Mississippi corporation, a manufacturer of gas ranges from November, 1993 to December, 1994. From December, 1992 to February, 1994, Mr. Jensen was Treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982 to March, 1993, Mr. Jensen was Controller and Vice-President of Finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

     ROBERT T. DURST, JR., age 45, has been Chief Technical Officer and Executive Vice-President since July 21, 1997. He has been a Director since August 6, 1996. Prior to joining NeoMedia, Mr. Durst held management positions with Symbol Technologies, Inc., Bohemia, New York, from February, 1992 to March, 1996 where, among other things, he worked extensively on two dimensional bar code technology. From March, 1986 to February, 1992, Mr. Durst was employed as a Technical Director by Pitney Bowes, Inc., Stamford, Connecticut. Mr. Durst holds an M.A. in Cognitive Psychology from the University of Illinois and a B.A. from Allegheny College.

     A. HAYES BARCLAY, age 67, has been a Director of NeoMedia since August 6, 1996, and currently is a member of the Stock Option Committee and the Audit Committee. Mr. Barclay has practiced law for approximately 36 years and since 1967, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology--Chicago Kent College of Law.

     JAMES J. KEIL, age 70, has been a Director of NeoMedia since August 6, 1996. Mr. Keil currently is a member of the Compensation Committee, the Stock Option Committee and the Audit Committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in marketing, sales, and document applications technology projects. Prior to forming Keil & Keil Associates in 1990, Mr. Keil worked for approximately 38 years at IBM Corporation and Xerox Corporation in various marketing, sales and senior executive positions. From 1989-1995, Mr. Keil was on the Board of Directors of Elixir Technologies Corporation (a non-public corporation), and from 1990-1992 was the Chairman of its Board of Directors. From 1992-1996, Mr. Keil served on the Board of Directors of Document Sciences Corporation. Mr. Keil holds a B.S. degree from the University of Dayton and attended senior management programs at the University of Chicago and The Harvard Business School.

     PAUL REECE, age 61, has been a Director of NeoMedia since August 6, 1996, and currently is a member of the Compensation Committee. From 1987 until 1995, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its Vice-President of Operations and Technology Division, Vice-President of Technical Systems and Advanced Products and Vice-President of Corporate Engineering and Technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for 19 years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and PhD. in electronics and engineering from the University of Manchester, England.

     JOHN A. LOPIANO, age 59, is currently a Senior Vice President of Xerox Corporation and President of its Production Systems Group. Prior to joining Xerox in April, 1990, Mr. Lopiano was employed for approximately 25 years by IBM Corporation serving in various management, marketing and product development positions. Mr. Lopiano holds a B.S. degree from the United States Military Academy and a Master of Business Administration from New York University. Mr. Lopiano is a member of Xerox's Operations Committee, Management Audit Committee, The Xerox Foundation and the Business Development Forum (of which he is a co-chairman). In addition, since July, 1995, Mr. Lopiano has been a trustee of the Rochester Institute of Technology, Rochester, New York, and is currently chairman of its Education Committee. Since March, 1998, he has been a director of Interleaf, Inc., a company listed on the Nasdaq National Market System.

     Directors are elected on an annual basis. Each director of NeoMedia holds office until the next annual meeting of the shareholders or until that director's successor has been elected and qualified or until earlier death or resignation. At present, NeoMedia's by-laws provide for not less than one director nor more than ten. Currently, there are seven directors. Eight individuals have been nominated for election to the Board; seven for re-election, and one, Mr. Lopiano, for election. NeoMedia's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers of NeoMedia are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. From January 1, 1997 through December 31, 1997, NeoMedia held eight directors' meetings. During the fiscal year ended December 31, 1997, all incumbent directors attended more than seventy-five percent of the combined total of meetings of the Board and the Committees on which they served during 1997.

     NeoMedia has agreed, for a period of four years from November 25, 1996, if so requested by Joseph Charles & Associates, Inc. ("Joseph Charles"), the representative of the several underwriters of NeoMedia's initial public offering, to nominate a designee of Joseph Charles as a director of NeoMedia.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF SUCH NOMINEES.


         STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

     The following table sets forth certain information regarding beneficial ownership of NeoMedia's common stock as of June 15, 1998, (i) by each person or entity known by NeoMedia to own beneficially more than five percent of NeoMedia's Common Stock, (ii) by each of NeoMedia's directors and nominees,
(iii) by each executive officer of NeoMedia named in the Summary Compensation Table and (iv) by all executive officers and directors of NeoMedia as a group.

                                                    AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(1)
------------------------------------------------   -------------------------   --------------------
Charles W. Fritz(2)(3) .........................           2,032,369                   22.4%
Fritz Family Limited Partnership(2)(4) .........           1,511,742                   17.5%
Chandler T. Fritz 1994 Trust(2)(5)(6) ..........              58,489                      *
Charles W. Fritz 1994 Trust(2)(5)(7) ...........              58,489                      *
Debra F. Schiafone 1994 Trust(2)(5)(8) .........              58,489                      *
Charles T. Jensen(2)(9)(10) ....................             108,386                    1.2%
Robert T. Durst, Jr.(2)(9)(10) .................             171,657                    1.9%
A. Hayes Barclay(11) ...........................              14,000                      *
James J. Keil(12) ..............................               9,000                      *
Paul Reece(13) .................................               6,000                      *
John A. Lopiano ................................               1,000                      *
Kevin Leininger(2)(9)(14) ......................              64,906                      *
Dan Trampel(2)(9)(15) ..........................              90,386                    1.0%
James Marshall(2)(16) ..........................              14,000                      *
The George G. Luntz Family
  Living Trust, as amended(17)(18) .............             535,000                    6.2%
Gerald L. Willis(17)(19) .......................             535,000                    6.2%
All executive officers and directors
  as a group (10 persons)(20) ..................           4,197,913                   43.9%

----------------
  * less than one percent of issued and outstanding shares of Common Stock of NeoMedia.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of Common Stock currently exercisable or exercisable within sixty days of June 15, 1998 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Based on a total of 8,639,272 outstanding shares of Common Stock as of June 15, 1998.
 (2) c/o NeoMedia Technologies, Inc.
     2201 Second Street, Suite 600
     Fort Myers, FL 33901
 (3) Mr. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act of 1933, as amended. Shares beneficially owned include (i) 400 shares of Common Stock (100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares),
     (ii) 414,000 shares of Common Stock issuable upon exercise of two separate warrants to purchase Common Stock which are currently exercisable, and
     (iii) options to purchase 40,000 shares of Common Stock. Does not include options to purchase 160,000 shares of NeoMedia Common Stock under the 1998 Stock Option Plan, which are not currently exercisable or exercisable within sixty days of June 15, 1998.
 (4) William E. Fritz, Secretary of NeoMedia, and his wife, Edna Fritz, are the general partners of this Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As Trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 1,687,209 shares (175,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, and 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership). Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.
 (5) William E. Fritz is the Trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.
 (6) Chandler T. Fritz, son of William E. Fritz, is primary beneficiary of this trust.
 (7) Charles W. Fritz, son of William E. Fritz and President and Chief Executive Officer of NeoMedia, is primary beneficiary of this trust.
 (8) Debra F. Schiafone, daughter of William E. Fritz, is primary beneficiary of this trust.
 (9) Represents options to purchase Common Stock granted under either or both of NeoMedia's 1996 Stock Option Plan or its 1998 Stock Option Plan which are currently exercisable.
(10) Does not include options to purchase 72,000 shares of Common Stock under the 1998 Stock Option Plan, which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(11) c/o Barclay & Damisch Ltd.
     115 West Wesley Street
     Wheaton, IL 60187
     Includes 4,000 currently exercisable options to purchase shares of Common Stock granted under NeoMedia's 1996 Stock Option Plan. Does not include (i) options to purchase 14,000 shares of Common Stock under NeoMedia's 1998 Stock Option Plan which are not currently exercisable or exercisable within sixty days of June 15, 1998, and (ii) 1,740 shares of Common Stock owned by Mr. Barclay's adult child living at Mr. Barclay's home, beneficial ownership of which is disclaimed.
(12) c/o Keil & Keil Associates
     733 15th Street, N.W.
     Washington, DC 20005
     Includes 4,000 currently exercisable options to purchase shares of Common Stock granted under NeoMedia's 1996 Stock Option Plan. Does not include options to purchase 14,000 shares of Common Stock under NeoMedia's 1998 Stock Option Plan which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(13) c/o 380 Gulf of Mexico Drive
     Long Boat Key, FL 34228
     Includes 4,000 currently exercisable options to purchase shares of Common Stock granted under NeoMedia's 1996 Stock Option Plan. Does not include options to purchase 14,000 shares of Common Stock under NeoMedia's 1998 Stock Option Plan which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(14) Resigned his employment with NeoMedia effective May 22, 1998.
(15) Resigned his employment with NeoMedia in January, 1998.
(16) Represents options to purchase 14,000 shares of Common Stock granted under the 1998 Stock Option Plan. Does not include options to purchase 56,000 shares of Common Stock under the 1998 Stock Option Plan which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(17) 11025 Reed Hartman Highway
     Cincinnati, Ohio 45242
(18) Does not include 15,000 options to purchase shares of Common Stock granted under the 1996 Stock Option Plan to George Luntz, the Settlor of the Trust, which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(19) Does not include 10,000 options to purchase shares of Common Stock granted under the 1996 Stock Option Plan which are not currently exercisable or exercisable within sixty days of June 15, 1998.
(20) Includes an aggregate of 501,335 currently exercisable options to purchase shares of Common Stock granted under NeoMedia's 1996 and 1998 Stock Option Plans and 414,000 currently exercisable warrants to purchase shares of Common Stock.

                    SIGNIFICANT EMPLOYEES OTHER THAN NOMINEES

     JAMES N. MARSHALL became Executive Vice-President of Sales and Business Development effective January 26, 1998. Mr. Marshall has approximately twenty years of experience in sales, marketing, sales management and general management. Prior to joining NeoMedia, Mr. Marshall held various management positions with Oracle Corporation including, most recently, Senior Director of Marketing and Business Development for Americas, from 1995 to January, 1998. Prior to joining Oracle Corporation, Mr. Marshall was Director of Operations - Americas International Group for Tandem Computers, where he worked from 1986 to 1995. Mr. Marshall holds a Bachelor of Business Administration, Management, and a Bachelor of Science, General Sciences, both of which are from the University of South Florida.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     NeoMedia's Board of Directors has an Audit Committee, Compensation Committee and a Stock Option Committee. The Board of Directors does not have a standing Nominating Committee.

     AUDIT COMMITTEE. Until February 19, 1998, NeoMedia's Board of Directors acted as the Audit Committee, which is responsible for nominating NeoMedia's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with NeoMedia's independent accountants, and reviewing the financial statements, audit practices and internal controls of NeoMedia. On February 19, 1998, the Board of Directors elected James J. Keil, A. Hayes Barclay and Charles T. Jensen to be the sole members of the Audit Committee, which now is composed of a majority of non-employee directors.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of NeoMedia to the Board of Directors and for administering NeoMedia's Incentive Plan for Management. Charles W. Fritz, Charles T. Jensen, James J. Keil and Paul Reece are the current members of NeoMedia's Compensation Committee. During 1997, this Committee held two meetings.

     STOCK OPTION COMMITTEE. The Stock Option Committee, which is comprised of non-employee directors, is responsible for administering NeoMedia's Stock Option Plans. A. Hayes Barclay and James J. Keil are the current members of NeoMedia's Stock Option Committee. During 1997, this Committee held four meetings.


                            COMPENSATION OF DIRECTORS

     Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Until February 19, 1998, non-employee directors received options to purchase 3,000 shares of NeoMedia's common stock under the 1996 Stock Option Plan upon election as a director and received additional options to purchase 1,000 shares of NeoMedia's common stock under the 1996 Stock Option Plan as of the date of each annual meeting at which such person is re-elected and continues to serve as a director. On February 19, 1998, the Board of Directors approved the payment to non-employee directors of director fees of $2,000 per meeting attended and approved the granting to the non-employee directors of options to purchase 14,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. These options were then granted on March 27, 1998, the date on which the stockholders approved the 1998 Stock Option Plan. Upon election or re-election as a director, non-employee directors will now receive options to purchase 15,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. NeoMedia anticipates that the Board of Directors will meet at least five times a year.

                                  PROPOSAL TWO
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors have selected and approved KPMG Peat Marwick LLP as the principal independent auditors to audit the financial statements of NeoMedia for 1998, subject to ratification by the stockholders. It is expected that a representative of the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Upon the recommendation of management, the Board of Directors dismissed Coopers & Lybrand L.L.P. and effective February 9, 1998, engaged KPMG Peat Marwick LLP as the principal accountants of NeoMedia and its subsidiaries for the year ended December 31, 1997. There have been no disagreements with the former accountants, Coopers & Lybrand L.L.P., on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter in their opinion. The report of Coopers & Lybrand L.L.P. on the consolidated financial statement of NeoMedia for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope, accounting principles or any other matter.

     A letter from Coopers & Lybrand L.L.P. agreeing with the foregoing statements regarding Coopers & Lybrand L.L.P. was previously filed with the Securities and Exchange Commission.

     THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS NEOMEDIA'S INDEPENDENT AUDITORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid to (i) NeoMedia's Chief Executive Officer and (ii) each of NeoMedia's four other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to NeoMedia (collectively, "the Named Executive Officers") during the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION(1)
                                               -----------------------------------------------     SECURITIES
                                                                     OTHER ANNUAL                  UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR            SALARY          COMPENSATION    BONUS(2)   WARRANTS/OPTIONS   COMPENSATION
------------------------------ --------------- ------------------ ----------------- ---------- ----------------- ---------------
Charles W. Fritz                     1997         $  181,333         $      --      $   --          300,000(3)     $ 9,010(5)
President and                        1996            146,666                --      36,667          260,000(4)       5,486(5)
Chief Executive Officer              1995            110,000                --          --               --             --
Charles T. Jensen                    1997            117,333                --          --               --        $21,960(5)
Chief Financial Officer and          1996             95,000                --      50,782           90,386(6)       3,780(5)
Vice-President and Treasurer         1995(7)          10,833                --          --               --             --
Robert T. Durst, Jr.                 1997            150,500            25,405(8)       --               --        $ 8,432(5)
Executive Vice-President             1996            104,994                --      22,967          153,657(6)       4,704(5)
                                     1995(9)              --                --          --               --             --
Dan Trampel(10)                      1997            115,000                --          --               --        $ 7,823(5)
Senior Vice-President--Sales         1996(11)         56,689                --      11,160           90,386(6)         500(5)
                                     1995(9)              --                --          --               --             --
Kevin Leininger(12)                  1997            106,667            13,531(13)      --               --             --
Vice-President of Business           1996             85,955                --      13,430           94,906(6)          --
Development                          1995            107,068(14)            --          --               --             --

----------------
 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

 (2) The 1996 bonuses were paid in February, 1997, except $30,000 of the bonus to Mr. Jensen, which was paid in August, 1996.

 (3) Represents a warrant, exercisable for a period of five years commencing December 11, 1997, to purchase up to 300,000 shares of Common Stock at an exercise price of $7.875.

 (4) Represents a warrant, exercisable until November 25, 2001, to purchase up to 260,000 shares of Common Stock at an exercise price of $8.85 per share. In September, 1997, an aggregate of 146,000 shares were purchased upon partial exercise of this warrant. Up to 114,000 shares may still be purchased in accordance with the provisions of this Warrant.

 (5) Includes life insurance premiums where policy benefits are payable to beneficiary of the Named Executive Officer, and the corresponding income tax effects.

 (6) Represents options granted under NeoMedia's 1996 Stock Option Plan.

 (7) Amounts cover the period from date of employment by NeoMedia in November, 1995 until December 31, 1995.

 (8) Represents relocation and automobile expenses attributable to personal use of $15,713 and $9,692, respectively.

 (9) Not employed by NeoMedia during this year.

(10) Resigned employment with NeoMedia in January, 1998.

(11) Amounts cover the period from the date of employment by NeoMedia in July, 1996 until December 31, 1996.

(12) Resigned employment with NeoMedia effective May 22, 1998.

(13) Represents relocation expenses.

(14) Includes sales commissions of $29,568.


                          INCENTIVE PLAN FOR MANAGEMENT

     Effective as of January 1, 1996, NeoMedia adopted an Annual Incentive Plan for Management ("Incentive Plan"), which provides for annual cash bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The Incentive Plan is designed to provide additional incentive to NeoMedia's management to achieve these growth and profitability goals. Participation in the Incentive Plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's Compensation Committee which administers the Incentive Plan, including determination of employees eligible for participation or exclusion. The Board of Directors can amend, modify or terminate the Incentive Plan for the next plan year at any time prior to the commencement of such next plan year.

     To be eligible for consideration for inclusion in the Incentive Plan, an employee must be on NeoMedia's payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by NeoMedia for unacceptable performance, prior to the end of the year are not eligible to participate in the Incentive Plan. All awards are subject to any governmental regulations in effect at the time of payment.

     Performance goals are determined for both NeoMedia's and the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

     The following presents certain information on stock options and warrants for the Named Executive Officers of NeoMedia for the year ended December 31, 1997:

                          OPTION/WARRANT GRANTS IN 1997

                              NUMBER OF SECURITIES     PERCENTAGE OF TOTAL
                               UNDERLYING OPTIONS/       OPTIONS/WARRANTS
NAME                            WARRANTS GRANTED       GRANTED TOEMPLOYEES     EXERCISE PRICE     EXPIRATION DATE
--------------------------   ----------------------   ---------------------   ----------------   ----------------
Charles W. Fritz .........          300,000                  100.0%(1)             $7.875            12/11/02

----------------
(1) Represents a warrant to purchase shares of Common Stock exercisable for five years commencing December 11, 1997. Since this was the only warrant granted to any employee of NeoMedia, it represents 100% of all warrants of this kind granted to employees. When combined with all options granted during the year ended December 31, 1997 under NeoMedia's 1996 Stock Option Plan, this warrant represents 50.5% of all options and warrants granted to employees by NeoMedia in fiscal 1997.


                     AGGREGATE OPTION/SAR EXERCISES IN 1997
                       AND 1997 YEAR-END OPTION/SAR VALUES

     The following table sets forth options exercised by NeoMedia's Named Executive Officers during fiscal 1997, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of NeoMedia's stock on December 31, 1997.

                                                                       NUMBER OF                 VALUE OF UNEXERCISED
                                                                 UNEXERCISED SECURITIES          IN-THE-MONEY OPTIONS
                                                                 UNDERLYING OPTIONS AT           AT DECEMBER 31, 1997
                                     SHARES                        DECEMBER 31, 1997          (BASED ON $9.094 PER SHARE)
                                    ACQUIRED       VALUE     -----------------------------   ----------------------------
NAME                              ON EXERCISE     REALIZED    # EXERCISABLE/UNEXERCISABLE     # EXERCISABLE/UNEXERCISABLE
------------------------------   -------------   ---------   -----------------------------   ----------------------------
Charles W. Fritz .............      146,000       $35,624            414,000 / 0                   $  393,516 / $0
Charles T. Jensen ............           --            --             90,386 / 0                   $  746,046 / $0
Robert T. Durst, Jr. .........           --            --            153,657 / 0                   $1,268,285 / $0
Dan Trampel(1) ...............           --            --             90,386 / 0                   $  322,136 / $0
Kevin Leininger(2) ...........           --            --             94,906 / 0                   $  783,354 / $0

----------------
(1) Resigned employment with NeoMedia in January, 1998.

(2) Resigned employment with NeoMedia effective May 22, 1998.


     For the year ended December 31, 1997, there have not been any long term incentive plan awards made to a Named Executive Officer.


                              EMPLOYMENT AGREEMENTS

     NeoMedia has entered into five year employment agreements ending April 30, 2001, with each of Charles W. Fritz, its President and Chief Executive Officer, and Charles T. Jensen, its Vice President, Chief Financial Officer and Treasurer, and with Robert T. Durst, Jr., its Executive Vice-President and Chief Technical Officer, ending March 31, 2001. The employment agreements for Messrs. Fritz, Durst and Jensen provide for an annual salary of $170,000, $140,000 and $110,000, respectively, subject to annual review by the Board of Directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. Effective as of May 1, 1997, the Board of Directors increased the annual salary of Messrs. Fritz and Jensen to $187,000 and $121,000, respectively, and increased the annual salary of Mr. Durst to $154,000 effective as of April 1, 1997. Effective as of January 1, 1998, the Board of Directors increased the annual salary of Messrs. Fritz, Durst and Jensen to $250,000, $170,000 and $150,000, respectively. In March, 1998, options to purchase 200,000, 90,000 and 90,000 shares of NeoMedia common stock under the 1998 Stock Option Plan were granted to Messrs. Fritz, Durst and Jensen, respectively. Each employment agreement terminates upon the employee's death or retirement, and may be terminated by NeoMedia upon the employee's total disability, as defined in the agreement, or for cause which is defined, among other things, as the willful failure to perform duties, embezzlement, or conviction of a felony. In addition, Messrs. Fritz, Durst and Jensen participate in a special insurance disability plan and receive life insurance benefits not generally offered to other employees and are also entitled to certain severance benefits. These severance benefits vary depending upon the reason for termination and whether there has been a change in control of NeoMedia. If termination occurs by NeoMedia (except for cause or total disability) or by the employee for good reason, as defined in the employment agreement, the agreement provides that NeoMedia will pay to the terminated employee (i) his salary through the date of termination, (ii) any deferred and unpaid amounts due under NeoMedia's Incentive Plan for Management, (iii) any accrued deferred compensation, (iv) an amount equal to two times the sum of his annual base salary plus his highest incentive compensation for the last two years, (v) unpaid incentive compensation including a pro-rata amount of contingent incentive compensation for uncompleted periods,
(vi) in lieu of any stock options granted whether under NeoMedia's Stock Option Plan or otherwise (which are canceled upon the following payment), a cash amount equal to the aggregate spread between the exercise prices of all options held at such time by such terminated employee and the higher of the highest bid price of the common stock during the twelve months immediately preceding the date of termination, or the highest price per share of common stock actually paid in connection with any change in control (as defined in the employment agreement) of NeoMedia, provided that such payments do not violate the provisions of any option or the 1996 Stock Option Plan or other plan then in effect, (vii) an amount equal to any taxes payable on these payments, (viii) all relocation expenses if the terminated employee moves his principal residence more than 50 miles within one year from the date of termination, and (ix) all legal fees and expenses incurred as a result of the termination. In addition, unless termination is for cause, NeoMedia must continue to fund through the terminated employee's normal retirement age any key man insurance that is in effect on the date of termination, maintain in effect for the benefit of the terminated employee all employee benefit plans, programs, or arrangements in effect immediately prior to the date of termination. If the terminated employee's continued participation under such plan and programs is not allowable, NeoMedia is obligated to provide him with similar benefits. Each employment agreement provides that services may be performed for companies, other entities, and individuals (whether or not affiliated with NeoMedia) provided that the performance of such service does not prevent the employee from attending to the affairs of NeoMedia, and such companies are not in competition with NeoMedia. The employment agreements of Messrs. Fritz and Durst contain provisions prohibiting their competing with NeoMedia both during and, depending upon the reason for such termination, for one year following the termination of their employment.


     Effective January 26, 1998, NeoMedia entered into a three year employment agreement with Mr. James N. Marshall as its Executive Vice President of Sales and Business Development. Mr. Marshall's employment agreement provides for an annual salary of $163,000, subject to increase upon annual review, plus up to a $40,000 annual bonus to be paid in quarterly installments depending upon whether quarterly sales goals have been achieved. In March, 1998, pursuant to the provisions of his employment agreement, options to purchase 70,000 shares of NeoMedia Common Stock were granted to Mr. Marshall under NeoMedia's 1998 Stock Option Plan. Mr. Marshall participates in all benefits and plans available to other employees of NeoMedia. Mr. Marshall's employment agreement contains provisions prohibiting competition with NeoMedia, terminates upon his death or disability, as defined, and may be terminated by NeoMedia for cause, which is defined, among other things, as a failure by Mr. Marshall to perform his duties, embezzlement or conviction of a felony.

                           RELATED PARTY TRANSACTIONS

     In December, 1995 and January, 1996, in a series of transactions between affiliates, funds were loaned and borrowed between Charles W. Fritz, William E. Fritz, Gen-Tech, Inc. ("Gen-Tech"), an Illinois corporation, owned by William E. Fritz, Dev-Mark, Inc. ("Dev-Mark"), an Illinois corporation, solely owned by William E. Fritz, DTM and NeoMedia.

     In the transactions occurring in December, 1995: (1) Charles W. Fritz loaned $450,000 to DTM, which used such funds to pay existing indebtedness of $230,000, $150,000 and $70,000 to NeoMedia,

Gen-Tech and William E. Fritz, respectively, and (2) NeoMedia paid $230,000 to William E. Fritz in partial payment of existing indebtedness.

     In the transactions occurring in January, 1996: (1) Charles W. Fritz loaned $750,000 to DTM, which used such funds to pay existing indebtedness of $20,000 and $370,000 to William E. Fritz and NeoMedia, respectively, (2) DTM loaned $360,000 to NeoMedia, (3) NeoMedia paid $183,000 and $75,000 to William E. Fritz and Dev-Mark, respectively, for existing indebtedness, and (4) NeoMedia loaned William E. Fritz $472,000.

     The result of such transactions occurring in December, 1995, and January, 1996, with respect to NeoMedia was that (1) NeoMedia and DTM paid in its entirety any indebtedness owed by them to William E. Fritz, (2) NeoMedia loaned to William E. Fritz the principal sum of $472,000, represented by a note payable within 30 days of demand, bearing interest at eight percent per annum, (3) NeoMedia paid in its entirety any indebtedness owed by it to Dev-Mark, (4) Charles W. Fritz loaned to DTM the aggregate principal sum of $1,200,000, represented by notes payable within thirty days of demand, bearing interest at eight percent per annum, (5) DTM paid to William E. Fritz, NeoMedia and Gen-Tech, in their entirety, any indebtedness existing prior to or incurred as a result of such transactions, (6) DTM loaned to NeoMedia the principal sum of $360,000, which is represented by a note payable within 30 days of demand, bearing interest at eight percent per annum. The $472,000 loan receivable from William E. Fritz was repaid in full in February, 1997.

     Following these series of transactions occurring in December, 1995 and January, 1996, Migration was indebted to Charles W. Fritz in the aggregate principal amount of $1,210,000, which was comprised of the $1,200,000 resulting from these transactions and a $10,000 loan made in 1994. This $1,210,000 principal amount remained unpaid until October 1996, at which time Mr. Fritz contributed $738,000 of such indebtedness to additional paid-in capital of NeoMedia, thus reducing such aggregate principal indebtedness to him from Migration to $472,000. This loan was repaid in full in February, 1997.

     In March 1996, Dev-Mark loaned to NeoMedia the principal sum of $135,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996. In March, 1996, Charles
W. Fritz loaned to NeoMedia the principal sum of $35,958.19, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. $6,000 of the principal amount of this loan was repaid in several days from the date of the loan. The remaining principal amount of $29,958.19 was paid in August, 1996. In June, 1996, Charles W. Fritz loaned to NeoMedia the principal sum of $200,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996.

     In June, 1996, in consideration of loans made by Charles W. Fritz to it, NeoMedia granted to him a warrant (the "Principal Stockholder's Warrant") to purchase up to 260,000 shares of common stock at an exercise price $8.85. This warrant is exercisable for a period of four years commencing on November 25, 1997 and contains anti-dilution provisions. In September, 1997, pursuant to a resolution adopted by the board of directors authorizing the acceleration of the exercise date of the warrant to September 16, 1997, Mr. Fritz exercised warrants to purchase 146,000 shares of common stock. In December, 1997, the Board of Directors granted to Mr. Fritz an additional warrant to purchase up to 300,000 shares of common stock at an exercise price of $7.875. This warrant is exercisable over a period of four years commencing on December 11, 1998 and was granted in consideration of the accelerated exercise of the warrant for 260,000 shares which provided capital to NeoMedia on a more favorable basis to NeoMedia than obtaining other capital funds.

     In connection with the extension of credit facilities by NBD Bank to NeoMedia in 1994, and in connection with the renewal of such credit facility (1) Gen-Tech (with respect to the first renewal in 1995 of the facility) and Dev-Mark (with respect to the initial facility) guaranteed NeoMedia's obligations to the Bank; (2) William E. Fritz pledged to the lender, as collateral for the loan, all shares of Gen-Tech stock owned by him until the second renewal in August, 1996, when such stock was released; (3) NeoMedia assigned to the Bank all of its rights in the demand promissory note for $500,000 from DTM to NeoMedia, and the security agreement between NeoMedia and DTM until the second renewal in August, 1996, when NeoMedia and DTM became co-borrowers; and (4) William E. Fritz (and Dev-Mark and Gen-Tech with respect to the first renewal of the facility) subordinated rights to the Bank. In February, 1997, William E. Fritz, Dev-Mark and Gen-Tech were released from the guarantees on the NBD credit facility, including the letter of credit.

     In July, 1995, NeoMedia purchased from the estate of a deceased stockholder, 36 shares (506,161 shares on a post-exchange, post reverse stock split basis) of NeoMedia's common stock for $450,000. The purchase price, which was arrived at through negotiations between management and the estate of the deceased stockholder, is evidenced by a non-interest bearing promissory note payable in 36 equal installments of $12,500 each. Such shares were all of the shares of common stock owned by such deceased stockholder and represented 18% of the then issued and outstanding shares of common stock of NeoMedia.

     NeoMedia leases approximately 2,000 square feet under terms of a written lease from GEDA, Inc. which is a corporation owned by Gerald L. Willis who is a shareholder in and consultant to NeoMedia and a former owner of Allegiant Legacy Solutions, Inc., the stock of which was acquired by NeoMedia in September, 1997. The lease expires in January, 2000. During 1997, NeoMedia made lease payments in accordance with this lease totaling $36,000.

     Charles W. Fritz, Gen-Tech and Dev-Mark each guaranteed NeoMedia's obligations to IBM Credit Corporation ("ICC") under credit and financing accommodations granted by ICC to NeoMedia. In addition, each guarantor subordinated to ICC any liabilities and obligations owed to them by NeoMedia. If any guarantor breached the guaranty, ICC had the right, among other things, to require immediate payment of all indebtedness of NeoMedia. In February, 1997, Gen-Tech and Dev-Mark were released from the guarantees to ICC.

     In November, 1996, NeoMedia entered into a lease with a William E. Fritz whereby Mr. Fritz leased to NeoMedia an exhibition booth which cost $85,435. The lease is for 36 months with monthly payments of $2,858.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires NeoMedia's officers and directors, and persons who own more than ten percent of a registered class of NeoMedia's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ SmallCap Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish NeoMedia with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to NeoMedia, NeoMedia believes that during 1997 all Section 16(a) filing requirements applicable to NeoMedia's officers, directors and ten percent beneficial owners were complied with except that Paul Reece, a director of NeoMedia, failed to timely report the purchase in November, 1996 of 2,000 shares of NeoMedia common stock and 2,000 NeoMedia common stock purchase warrants by inadvertently filing in January, 1997 a Form 3 (instead of a Form 4) which should have been filed in December, 1996.

                              STOCKHOLDER PROPOSALS
                   FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal of a stockholder intended to be presented at NeoMedia's 1999 annual meeting of stockholders must be received by the secretary of NeoMedia, for inclusion in NeoMedia's proxy statement and proxy relating to the 1999 annual meeting on or before January 5, 1999.

                         OTHER MATTERS TO BE ACTED UPON
                      AT THE ANNUAL MEETING OF STOCKHOLDERS

     The management of NeoMedia knows of no other matters to be presented at the Annual Meeting. Should any matter requiring a vote of the stockholders other than those listed in this Proxy Statement arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ WILLIAM E. FRITZ
                                        --------------------
                                        William E. Fritz
                                        SECRETARY


July 8, 1998
Fort Myers, Florida

                                                                      APPENDIX A


                           NEOMEDIA TECHNOLOGIES, INC.

   The undersigned hereby appoints CHARLES W. FRITZ and CHARLES T. JENSEN and WILLIAM E. FRITZ or any of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the 1998 Annual Meeting of shareholders and to vote all shares of common stock of NeoMedia Technologies, Inc. which the undersigned is entitled to vote if personally present at said meeting to be held at the offices of NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Fort Myers, Florida 33901 on Wednesday, July 29, 1998 at 9:30 a.m., and at all postponements or adjournments thereof upon the election of directors, the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for 1998 and all other business as may properly come before the meeting with all the powers the undersigned would possess if then and there personally present.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 LISTED ON THE REVERSE SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                  (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                  FOR      WITHHOLD
             all nominees  AUTHORITY     The Directors recommend a vote for the election of all of the      FOR    AGAINST  ABSTAIN
                listed    to vote for    nominees for Directors and a vote for proposal 2.
                          all nominees                                                                      [ ]      [ ]      [ ]


1. ELECTION OF    [ ]         [ ]        Nominees: A. Hayes Barclay        2. To ratify the appointment of
   DIRECTORS:                                      Robert T. Durst, Jr.       KPMG Peat Marwick LLP as
   The election of the following                   Charles W. Fritz           independent auditors of the
   nominees to the Board of Directors              William E. Fritz           Company for the year ending
   unless otherwise indicated:                     Charles T. Jensen          December 31, 1998.            Change of Address [ ]
                                                   James J. Keil
                                                   John A. Lopiano                         I plan to attend  [ ]  I do not    [ ]
                                                   Paul Reece                                   the meeting        plan to
IN THE EVENT THE UNDERSIGNED WISHES TO                                                                              attend
WITHHOLD AUTHORITY FOR ANY PARTICULAR                                                                          the meeting
NOMINEE OR NOMINEES LISTED AT RIGHT,
PLEASE SO INDICATE BY CLEARLY AND NEATLY
LINING THROUGH OR STRIKING OUT THE NAME
OF ANY SUCH NOMINEE OR NOMINEES.



Signature________________________________________  Signature _____________________________________  Dated:_________________, 1998

Note: Please date and sign this ballot. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
